EXHIBIT 24.2

                     Consent of Independent Auditors


We consent to the incorporation by reference in the Registration Statement on Form S-8 to be filed October 31, 1997 of our reports (a) dated March 11, 1997, with respect to the consolidated financial statements of Global
Med Technologies, Inc. included in its Annual Report (Form 10-KSB) for the year ended December 31, 1996, filed with the Securities and Exchange Commission and (b) dated March 11, 1997, except for Notes 1 and 2, as to which the date is August 18, 1997, and the sixth paragraph of Note 11, as to which the date is September 10, 1997, in Amendment No. 4 to the Registration Statement (Form SB-2 No. 333-11723) and related Prospectus of Global Med Technologies, Inc. for the registration of 1,108,803 shares of its common stock.



                              /s/ ERNST & YOUNG LLP
                              -------------------------------
                              Ernst & Young LLP

Denver, Colorado
October 29, 1997